Exhibit 99

Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media:	Lee Quarles (314-694-2330)
	Analysts:	Scarlett Lee Foster (314-694-8148)
SEEDS AND TRAITS BUSINESS DRIVES RECORD THIRD-QUARTER SALES
U.S. corn seed and traits business sees continued market share gains, broader adoption of stacked corn traits
St. Louis — June 29, 2006

	Third	Third	Nine	Nine
	Quarter	Quarter	Months	Months
($ in millions)	2006	2005	2006	2005

Net Sales by Segment
Corn seed and traits	$502	$431	$1,580	$1,304
Soybean seed and traits	311	204	933	827
Vegetable and fruit seed	142	87	415	87
All other crops seeds and traits	380	336	568	489

TOTAL Seeds and Genomics	$1,335	$1,058	$3,496	$2,707

Roundup and other glyphosate-based herbicides	$654	$626	$1,630	$1,541
All other agricultural productivity products	359	356	827	$772

TOTAL Agricultural Productivity	$1,013	$982	$2,457	$2,313

TOTAL Net Sales	$2,348	$2,040	$5,953	$5,020

Gross Profit	$1,194	$1,005	$3,068	$2,511

Operating Expenses	$619	$776	$1,703	$1,622

Interest Expense — Net	$25	$22	$63	$52
Other Expense — Net	$34	$38	$57	$373

Net Income	$334	$47	$833	$380

Diluted Earnings per Share	$1.21	$0.17	$3.02	$1.40

Items Affecting Comparability — EPS Impact
Solutia-Related Charge	—	—	—	0.66
Tax Benefit on Loss from European Wheat and Barley Business	—	—	—	(0.39)
Restructuring Charges — Net	—	—	—	0.03
Seminis & Stoneville In-Process R&D	—	0.91	—	0.91
Income on Discontinued Operations	—	(0.02)	—	(0.03)

Diluted Earnings per Share from Ongoing Business
(For the definition of ongoing EPS, see note 1.)	$1.21	$1.06	$3.02	$2.58

Effective Tax Rate (Continuing Operations)	35%	76%	33%	38%

	Third	Third	Nine	Nine
	Quarter	Quarter	Months	Months
Comparison as a Percent of Net Sales:	2006	2005	2006	2005

Gross profit	51%	49%	52%	50%
Selling, general and administrative expenses (SG&A)	18%	18%	20%	19%
Research and development expenses (excluding acquired in-process R&D)	8%	8%	9%	8%
Income from continuing operations before income taxes	22%	8%	21%	9%
Net income	14%	2%	14%	8%

Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:
“Nothing says growth like raising the ceiling on what is possible, and that is exactly the trend we’ve seen in the performance of our seeds and traits business up to this point in the year. This performance sets us on the future trajectory for growth, and enhances our leadership position through the end of the decade.”
Market Conditions
The 2006 crop season is well under way throughout the Northern Hemisphere. In the United States, cool temperatures in early spring provided open planting windows for the majority of the country’s corn, cotton and soybean farmers. Currently, reports from the U.S. Department of Agriculture (USDA) note that the majority of corn, cotton and soybean varieties have emerged. However, the lack of consistent moisture in May has raised concerns for a dry season in the U.S. corn- and soybean-growing region. The USDA currently estimates that corn was planted on 78 million acres, soybeans were planted on nearly 77 million acres and cotton was planted on more than 14 million acres. Throughout Europe and Asia, farmers’ fields are quickly approaching the mid-season point in this year’s crop cycle. In India, cotton farmers are working to plant their cotton fields on the heels of this year’s monsoon season.
In the Southern Hemisphere, the harvest season is mostly complete. By late May, farmers in Argentina were wrapping up this year’s harvest of corn and soybeans, both of which benefited from late-season rains. Brazil soybean farmers completed their main harvest cycle in late April.
Operations Update
Monsanto reported record net sales of $2.3 billion for the third quarter of fiscal year 2006, which were 15 percent higher than sales in the same period in fiscal year 2005. Key drivers for the quarter were increased seeds and traits revenues in the United States, primarily driven by higher revenues from the company’s soybean business, and greater farmer adoption of the company’s corn products. Sales from the company’s Seminis vegetable and fruit seed business, which was acquired in the third quarter of fiscal year 2005, also contributed to the increase in the quarter. Results also benefited from higher sales of Roundup and other glyphosate-based herbicides in the United States.
The company reported record net sales of $5.95 billion through the company’s first three quarters of fiscal year 2006, which were 19 percent higher compared with sales in the first nine months of last year. Key contributors to the company’s growth included higher U.S. corn seed and traits revenues, and stronger purchases of Roundup herbicides in the United States and Argentina. Sales from the Seminis business also contributed to the increase in the first nine months.
Monsanto reported net income of $334 million in the third quarter of fiscal year 2006, which was significantly higher than the same period last year. The increase in net income for the third quarter related to higher revenue from the company’s U.S. seeds and traits business, as well as a 2005 write-off of in-process R&D related to the Seminis and Stoneville acquisitions. Net income of $833 million for the first nine months of fiscal year 2006 was also significantly higher than the same period last year.
Earnings per share (EPS), both on an as-reported and ongoing basis, was $1.21 for the third quarter and $3.02 for the first nine months of the 2006 fiscal year.

Cash Flow
For the first nine months of fiscal year 2006, net cash provided by operating activities was $184 million, compared with $533 million in the same period in 2005. Net cash required by investing activities was $408 million for the first nine months of 2006, compared with net cash required of $1.4 billion for the same period last year. As a result, free cash flow was a use of $224 million for the first nine months of fiscal year 2006, compared with a use of $838 million in the same period in fiscal year 2005. (For a reconciliation of free cash flow, see note 1.) Free cash flow in the first three quarters, when compared with free cash in the same period last year, reflected lower spending on acquisitions which was partially offset by increased working capital requirements, planned higher spending on capital expenditures as well as lower proceeds from short-term securities. Net cash provided by financing activities was $294 million for the first nine months of 2006, compared with net cash provided of $268 million for the same period last year.
Outlook
Monsanto confirmed that its full-year 2006 EPS guidance on an ongoing basis will be in the range of $2.50 to $2.55. The company now expects that its full-year 2006 EPS guidance on an as-reported basis will be in the range of $2.41 to 2.48, following a one-time tax charge associated with repatriated earnings. The company expects to incur the charge in the fourth-quarter of fiscal year 2006. (For a reconciliation of on-going EPS, see note 1.) The company also confirmed that its guidance for free cash flow in fiscal year 2006 remains in the range of $825 million to $900 million, with net cash provided by operating activities in the range of $1.375 billion to $1.450 billion, and net cash required by investing activities of approximately $550 million. EPS guidance does not reflect the company’s announced two-for-one stock split. (For a reconciliation of free cash flow, see note 1.)

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
	Third	Third	Nine	Nine	Third	Third	Nine	Nine
	Quarter	Quarter	Months	Months	Quarter	Quarter	Months	Months
Seeds and Genomics	2006	2005	2006	2005	2006	2005	2006	2005

Corn seed and traits	$502	$431	$1,580	$1,304	$257	$215	$948	$750
Soybean seed and traits	311	204	933	827	203	115	655	564
Vegetable and fruit seed	142	87	415	87	72	42	221	42
All other crops seeds and traits	380	336	568	489	287	240	390	313
TOTAL Seeds and Genomics	$1,335	$1,058	$3,496	$2,707	$819	$612	$2,214	$1,669

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Third	Third	Nine	Nine
	Quarter	Quarter	Months	Months
Seeds and Genomics	2006	2005	2006	2005

EBIT (For a reconciliation of EBIT, see note 1.)	$393	$4	$1,027	$510
Unusual Items Affecting EBIT
Seminis & Stoneville In-Process R&D	None	(248)	None	(248)
The Seeds and Genomics segment consists of the company’s global seeds and related traits business, and genetic technology platforms.
Sales for Monsanto’s Seeds and Genomics segment were $1.3 billion for the third quarter of fiscal year 2006, or 26 percent higher than sales in the same period last year.
During the third quarter of fiscal year 2006, the company realized increased U.S. seeds and traits revenue. Third-quarter results benefited from increased sales of the company’s U.S. soybean seed and traits business, as well as higher sales of Monsanto’s corn seed products. The strong adoption of the company’s corn seed and traits business in the United States contributed to a fifth consecutive year of market share gains for Monsanto in the U.S. corn seed market.
Sales from the Seminis business also contributed to the favorable results in the third quarter. Sales reported in the third quarter of the 2005 fiscal year were based only on Seminis sales from March 23, 2005, the date Monsanto acquired this business, to May 31, 2005, the close of the company’s third quarter of fiscal year 2005.
Sales for the segment were also higher for the first nine months of the 2006 fiscal year compared with sales in the same period last year. Segment sales through the first three quarters were $3.5 billion, or 29 percent higher when compared with segment sales from the same period in fiscal year 2005. The key drivers for growth in the third quarter were also the primary contributors to growth in the first three quarters of the fiscal year.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
	Third	Third	Nine	Nine	Third	Third	Nine	Nine
	Quarter	Quarter	Months	Months	Quarter	Quarter	Months	Months
Agricultural Productivity	2006	2005	2006	2005	2006	2005	2006	2005

Roundup and other glyphosate-based herbicides	$654	$626	$1,630	$1,541	$216	$241	$502	$529
All other agricultural productivity products	359	356	827	772	159	152	352	313
TOTAL Agricultural Productivity	$1,013	$982	$2,457	$2,313	$375	$393	$854	$842

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Third	Third	Nine	Nine
	Quarter	Quarter	Months	Months
Agricultural Productivity	2006	2005	2006	2005

EBIT (For a reconciliation of EBIT, see note 1.)	$147	$191	$280	$12
Unusual Items Affecting EBIT
Pre-tax charge associated with certain liabilities in connection with the Solutia bankruptcy	None	None	None	(284)
The Agricultural Productivity segment consists primarily of crop protection products, the lawn-and-garden herbicide business, and the company’s animal agricultural business.
Sales for Monsanto’s Agricultural Productivity segment were $1 billion for the third quarter of fiscal year 2006, or 3 percent higher compared with sales in the same period last year. Higher sales of Roundup and other glyphosate-based herbicides in the United States contributed to the increase in the third quarter.
Segment sales through the first three quarters were $2.5 billion or 6 percent higher than segment sales in the same period of fiscal year 2005. Increased volumes and prices of Roundup herbicides in the United States contributed to growth through the first nine months of the fiscal year. Segment sales in the first nine months also benefited from increased sales from the company’s selective chemistry and dairy businesses.
Gross profit for the segment in the third quarter was affected by higher raw material and energy costs for production of Roundup and other glyphosate-based herbicides, as well as higher operating costs in Brazil associated with a stronger Real.
Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8 a.m. central time (9 a.m. eastern time) today. The call will focus on these results and future expectations. The call may also include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.
As part of today’s announcement, Monsanto also published a preliminary report on the company’s biotech trait acreage for fiscal year 2006. This report is available on Monsanto’s web site.
Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com and clicking on “Investor Information.” Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto web site for three weeks.
About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. For more information on Monsanto, see www.monsanto.com.
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Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company’s research and development activities; the outcomes of major lawsuits, including proceedings related to Solutia Inc.; developments related to foreign currencies and economies; successful completion and operation of recent and proposed acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; the company’s ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company’s facilities; and other risks and factors detailed in the company’s filings with the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.
Notes to editors: Roundup is a registered trademark owned by Monsanto Company and its wholly owned subsidiaries.
References to “Roundup herbicides” in this release mean Roundup branded herbicides, excluding lawn-and-garden herbicide products, and references to “Roundup and other glyphosate-based herbicides” exclude all lawn-and-garden herbicides.

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	May 31, 2006	May 31, 2005	May 31, 2006	May 31, 2005

Net Sales	$2,348	$2,040	$5,953	$5,020
Cost of Goods Sold	1,154	1,035	2,885	2,509

Gross Profit	1,194	1,005	3,068	2,511
Operating Expenses:
Selling, General and Administrative Expenses	430	367	1,173	947
Research and Development Expenses	191	155	532	401
Acquired In-Process Research and Development	—	254	—	266
Restructuring Charges (Reversals) — Net	(2)	—	(2)	8

Total Operating Expenses	619	776	1,703	1,622
Income From Operations	575	229	1,365	889
Interest Expense	35	29	100	78
Interest Income	(10)	(7)	(37)	(26)
Solutia-Related Expenses	7	7	20	300
Other Expense — Net	27	31	37	73

Income From Continuing Operations Before Income Taxes	516	169	1,245	464
Income Tax Provision	182	128	412	178

Income From Continuing Operations	334	41	833	286

Discontinued Operations:
Income (Loss) From Operations of Discontinued Businesses	(1)	4	(1)	6
Income Tax Benefit	(1)	(2)	(1)	(88)

Income on Discontinued Operations	—	6	—	94

Net Income	$334	$47	$833	$380

EBIT (See note 1)	$540	$195	$1,307	$522

Basic Earnings per Share:
Income From Continuing Operations	$1.23	$0.16	$3.09	$1.08
Income on Discontinued Operations	—	0.02	—	0.35

Net Income	$1.23	$0.18	$3.09	$1.43

Diluted Earnings per Share:
Income From Continuing Operations	$1.21	$0.15	$3.02	$1.05
Income on Discontinued Operations	—	0.02	—	0.35

Net Income	$1.21	$0.17	$3.02	$1.40

Weighted Average Shares Outstanding:
Basic	270.8	268.0	269.6	266.4
Diluted	276.1	273.8	275.5	272.3

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statements of Consolidated Financial Position	As of	As of
	May 31, 2006	Aug. 31, 2005

Assets

Current Assets:
Cash and Cash Equivalents	$595	$525
Short-Term Investments	22	150
Trade Receivables — Net of Allowances of $303 and $275, respectively	2,899	1,473
Miscellaneous Receivables	350	370
Deferred Tax Assets	339	374
Inventories	1,700	1,664
Assets of Discontinued Operations	10	15
Other Current Assets	76	73

Total Current Assets	5,991	4,644

Property, Plant and Equipment — Net	2,331	2,378
Goodwill	1,467	1,248
Other Intangible Assets — Net	1,239	1,153
Noncurrent Deferred Tax Assets	582	680
Other Assets	499	476

Total Assets	$12,109	$10,579

Liabilities and Shareowners’ Equity

Current Liabilities:
Short-Term Debt	$666	$126
Accounts Payable	454	525
Income Taxes Payable	284	208
Accrued Compensation and Benefits	208	273
Accrued Marketing Programs	470	457
Deferred Revenues	50	43
Grower Accruals	30	18
Liabilities of Discontinued Operations	4	11
Miscellaneous Short-Term Accruals	589	498

Total Current Liabilities	2,755	2,159

Long-Term Debt	1,376	1,458
Postretirement Liabilities	740	732
Long-Term Portion of Solutia-Related Reserve	164	184
Other Liabilities	498	433
Shareowners’ Equity	6,576	5,613

Total Liabilities and Shareowners’ Equity	$12,109	$10,579

Debt to Capital Ratio:	24%	22%

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	Nine Months	Nine Months
	Ended	Ended
	May 31, 2006	May 31, 2005

Operating Activities:
Net Income	$833	$380
Adjustments to Reconcile Cash Provided (Required) by Operations:
Items That Did Not Require (Provide) Cash:
Depreciation and Amortization Expense	386	348
Bad-Debt Expense	40	36
Stock-Based Compensation Expense	47	—
Tax Benefit on Employee Stock Options	—	67
Excess Tax Benefits from Stock-Based Compensation	(81)	—
Deferred Income Taxes	159	(90)
Equity Affiliate Expense — Net	21	20
Acquired In-Process Research and Development	—	266
Solutia-Related Charge	—	284
Other Items That Did Not Require Cash	30	53
Changes in Assets and Liabilities That Provided (Required) Cash, Net of Acquisitions:
Trade Receivables	(1,368)	(917)
Inventories	(51)	(10)
Accounts Payable and Accrued Liabilities	176	156
PCB Litigation Settlement Insurance Proceeds	21	9
Solutia-Related Payments	(23)	(36)
Other Items	(6)	(33)

Net Cash Provided by Operating Activities	184	533

Cash Flows Provided (Required) by Investing Activities:
Purchases of Short-Term Investments	(21)	—
Maturities of Short-Term Investments	150	300
Capital Expenditures	(234)	(144)
Acquisitions of Businesses, Net of Cash Acquired	(185)	(1,506)
Technology and Other Investments	(128)	(44)
Other Investment and Property Disposal Proceeds	10	23

Net Cash Required by Investing Activities	(408)	(1,371)

Cash Flows Provided (Required) by Financing Activities:
Net Change in Financing With Less Than 90-Day Maturities	448	1,154
Short-Term Debt Proceeds	6	38
Short-Term Debt Reductions	(26)	(18)
Long-Term Debt Proceeds	4	16
Long-Term Debt Reductions	(78)	(288)
Payments on Debt Assumed in Seminis Acquisition	—	(495)
Payments on Other Financing	(5)	(5)
Treasury Stock Purchases	(87)	(149)
Stock Option Exercises	105	144
Excess Tax Benefits From Stock-Based Compensation	81	—
Dividend Payments	(154)	(129)

Net Cash Provided by Financing Activities	294	268

Net Increase (Decrease) in Cash and Cash Equivalents	70	(570)
Cash and Cash Equivalents at Beginning of Period	525	1,037

Cash and Cash Equivalents at End of Period	$595	$467

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited
1.	EBIT, Ongoing EPS and Free Cash Flow: The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss): EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss).

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2006	2005	2006	2005

EBIT — Seeds and Genomics Segment	$393	$4	$1,027	$510
EBIT — Agricultural Productivity Segment	147	191	280	12

EBIT— Total	540	195	1,307	522
Interest Expense — Net	25	22	63	52
Income Tax Provision(1)	181	126	411	90

Net Income	$334	$47	$833	$380

(1)	Includes the income tax provision from continuing operations and the income tax benefit on discontinued operations.
Reconciliation of Ongoing EPS to EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations. The reconciliation of EPS to ongoing EPS for the third quarter and first nine months of fiscal years 2006 and 2005 is included on page 1 of this release.

	Fourth Quarter	Fiscal Year
	2006	2006
	Target	Target

Diluted Earnings (Loss) per Share	$(0.56) - $(0.59)	$2.41 - $2.48
Tax Charge on Repatriated Earnings	$0.07 - $0.09	$0.07 - $0.09

Diluted Earnings (Loss) per Share from Ongoing Business	$(0.47) - $(0.52)	$2.50 - $2.55

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the projected free cash flow guidance provided under the caption “Outlook,” Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year	Nine Months Ended
	2006	May 31,
	Target	2006	2005

Net Cash Provided by Operating Activities	$1,375 - $1,450	$184	$533
Net Cash Required by Investing Activities	(550)	(408)	(1,371)

Free Cash Flow	$825 - $900	$(224)	$(838)
Net Cash Provided (Required) by Financing Activities	N/A	294	268

Net Increase in Cash and Cash Equivalents	N/A	$70	$(570)
Cash and Cash Equivalents at Beginning of Period	N/A	$525	$1,037

Cash and Cash Equivalents at End of Period	N/A	$595	$467